Exhibit 99.1

ORION GROUP HOLDINGS REPORTS

4TH QUARTER AND FULL YEAR 2025 RESULTS AND INITIATION OF 2026 GUIDANCE

HOUSTON – March 3, 2026 – Orion Group Holdings, Inc. (NYSE: ORN) (the “Company” or “Orion”), a leading specialty construction company, today reported its financial results for the fourth quarter and full year ended December 31, 2025.

Highlights for the year ended December 31, 2025:

($ in millions, except EPS)

●Revenue of $852 million, GAAP net income of $2.5 million or $0.06 per diluted share, Adjusted EBITDA of $45 million and Adjusted EPS of $0.25 per diluted share
●Cash flow from operations of $28 million and free cash flow of $14 million
●Booked awards and change orders of $763 million in the year
●Completed $120 million refinancing transaction materially reducing cost of borrowing
●Subsequent to quarter end, completed the acquisition of J.E. McAmis, strengthening jetty and breakwater marine construction capabilities
●Initiates 2026 financial guidance that reflects attractive end markets and strategic position

Management Commentary

“2025 was a year of strong operational execution and meaningful advancement of our strategic initiatives, with top and bottom-line growth and good operating and free cash flow generation,” said Travis Boone, President and Chief Executive Officer of Orion. “Across the organization, our team delivered with discipline - executing projects safely and profitably, strengthening our balance sheet, and taking important strategic steps that position the Company for accelerated growth ahead.”

“During the year, we further strengthened our foundation and have shifted our focus to growth. The acquisition of J.E. McAmis on February 3 enhances our competitive position by adding specialized marine capabilities, strategic assets and scale that expand our ability to pursue and execute a wider scope of large, complex projects. In Concrete, our team continued to build attractive backlog by winning profitable projects, including a notable number of new data centers, and deepening relationships with leading clients. Our ability to deliver complex projects across each of our operating segments with predictable excellence has reinforced customer confidence, supporting repeat work, broader scopes, and geographic expansion. With a $23 billion pipeline of opportunity, we have clear visibility into future work and a strong runway for sustained growth.”

“We are also pleased to initiate 2026 guidance that reflects attractive revenue growth and margin expansion.  As we look ahead, our strengthened platform, expanded capabilities, great people, and growing pipeline position us well to deliver long-term shareholder value in 2026 and beyond.”

Full Year 2025 Results

	Year ended
	December 31,	December 31,
	2025	2024
Revenue	$852.3	$796.4
GAAP Net Income (Loss)	$2.5	$(1.6)
GAAP EPS	$0.06	$(0.05)
Adjusted EBITDA	$45.2	$41.9
Adjusted EPS	$0.25	$0.15

See definitions and reconciliation of non-GAAP measures elsewhere in this release.

Contract revenues of $852.3 million increased $55.9 million in 2025, or 7% from $796.4 million in the prior year. The year-over-year increase was primarily due to new awards and higher volume across the business.

Gross profit was $105.6 million in 2025, an increase of $14.4 million or 16% from $91.2 million in the prior year. The increase was primarily driven by strong project execution and increased utilization.

Selling, general and administrative expenses were $93.5 million for the year, up from $82.5 million in the prior year, primarily due to increased investment to support business growth.

GAAP net income for the year ended December 31, 2025 was $2.5 million or $0.06 per diluted share, compared to a net loss of $1.6 million, or $0.05 per diluted share, in the prior year.

Adjusted EBITDA for 2025 was $45.2 million, compared to $41.9 million in the prior year. The year-over-year increase was primarily attributable to increased revenue and strong project execution.

Backlog

	December 31,	December 31,
	2025	2024
Marine	$480	$583
Concrete	160	146
Total	$640	$729

Full year 2025 backlog included approximately $763 million in new awards during the year. Recent Marine awards included an $86 million shoreline protection and beneficial use infrastructure project for the U.S. Army Corps of Engineers and the installation of a trestle platform for a river bridge. Recent Concrete awards included multiple data centers and expanded site work as well as numerous other commercial buildings.

In 2025, customer decisions were delayed primarily due to tariff-related uncertainty in the private sector and a prolonged U.S. government shut-down.  We remain confident in our strong demand outlook, as supported by the tailwinds across our end markets, and in the Company’s backlog trajectory and long-term growth outlook underpinned by our vibrant, growing pipeline that is currently $23 billion inclusive of J.E. McAmis.

Recent Developments

As previously announced, on February 4, 2026, the Company completed the acquisition of J. E. McAmis, Inc. and JEM Marine Leasing LLC (together, “J.E. McAmis” or “McAmis”), for approximately $60 million, net of cash acquired, plus additional contingent consideration. Founded in 1973, J.E. McAmis is a heavy civil contractor  with a proven track record for delivering complex marine construction projects in challenging environments with work spanning jetty and breakwater construction, dredging, environmental restoration, and dam and spillway construction. With a highly skilled leadership and operations team, J.E. McAmis has consistently posted high-margin growth over the last several years winning and successfully executing projects primarily in Washington and Oregon andalso Canada, Florida, Alaska and Hawaii. McAmis has strong client relationships with the U.S. Department of Defense and U.S. Army Corp of Engineers, a robust $1.4 billion pipeline of opportunities, and a broad portfolio of marine and real estate assets valued at $34 million.

In late 2025, the Company purchased a large derrick barge to further increase capacity and execution flexibility.  This strategic asset will enable our team  to pursue a broader range of marine and defense-related work.

Balance Sheet Update

On December 23, 2025, the Company entered into a five-year $120 million Credit Agreement with UMB Bank (the “UMB Credit Facility”) that meaningfully improves our liquidity, reduces borrowing cost and positions the balance sheet to fund future investment. The UMB Credit Facility matures in December 2030 and is comprised of (i) a $60 million revolving line of credit, (ii) a $20 million equipment term loan facility, and (iii) a $40 million acquisition term loan facility. The Credit Facility also includes an additional $25 million uncommitted accordion to fund future growth. The UMB Credit Facility refinanced and replaced the Company’s previous $88 million credit agreement, which was scheduled to mature in May 2028. Borrowings under the UMB Credit Facility bear interest at the Secured Overnight Financing Rate (SOFR) plus 2.5% to 3.0%, as determined based on the Company’s consolidated leverage, representing a significant reduction compared to the prior credit agreement. Proceeds were used to repay outstanding borrowings of $23 million under the Company’s prior facility and for general corporate purposes.

As of December 31, 2025, current assets were $278 million, including unrestricted cash and cash equivalents of $1.6 million and total debt outstanding was $8 million with no outstanding borrowings under the UMB Credit Facility. The Company incurred borrowings of approximately $47 million under the UMB Credit Facility in connection with its acquisition of J.E. McAmis.

2026 Financial Guidance

The following forward-looking guidance reflects the Company’s current expectations and beliefs as of March 3, 2026, and is subject to change. The following statements apply only as of the date of this disclosure and are expressly qualified in their entirety by the cautionary statements included elsewhere in this document.

For the full year 2026, Orion currently anticipates the following:

●	Revenue in the range of $900 million to $950 million, 8.6% annual growth at the midpoint
●	Adjusted EBITDA in the range of $54 million to $58 million, 24% annual growth at midpoint
●	Adjusted EPS in the range of $0.36 to $0.42, 56% annual growth at midpoint
●	Capital expenditures in the range of $25 million to $35 million, consistent with prior year

Conference Call Details

Orion Group Holdings will host a conference call to discuss the fourth quarter and full year 2025 financial results at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Wednesday, March 4, 2026. To participate, please call (844) 481-2994 and ask for the Orion Group Holdings Conference Call. A live audio webcast of the call will also be available on the Investor Relations section of Orion’s website at https://www.oriongroupholdingsinc.com/investor/ and will be archived for replay.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Hawaii, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design and specialty services. Its concrete segment provides turnkey concrete construction services including place and finish, site prep, layout, forming, and rebar placement for large commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas. The Company’s website is located at: https://www.oriongroupholdingsinc.com.

Backlog Definition

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress but are not yet complete. The Company cannot guarantee that the revenue implied by its backlog will be realized, or, if realized, will result in earnings or profitability. Backlog can fluctuate from period to period due to the timing and execution of contracts. The typical duration of the Company’s Concrete projects ranges from six  to twelve months and Marine projects range from 18 to 24 months. The Company's backlog at any point in time includes both revenue it expects to realize during the next twelve-month period as well as revenue it expects to realize in future years.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income/loss,” “adjusted earnings/loss per share,” “EBITDA,” “Adjusted EBITDA,” “Adjusted EBITDA margin,” and “free cash flow.”  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies that use similarly titled measures. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable GAAP financial information. Investors are urged to consider these non-GAAP measures in addition to and not in substitute for measures prepared in accordance with GAAP.

Adjusted net income/loss and adjusted earnings/loss per share should not be viewed as an equivalent financial measure to net income/loss or earnings/loss per share. Adjusted net income/loss and adjusted earnings/loss per share exclude certain items that management believes are one-time items or items whose timing or amount cannot be reasonably estimated. Free cash flow is defined as operating cash flow adjusted for investing cash flow. The Company believes these adjusted financial measures are a useful supplement to earnings/loss calculated in accordance with GAAP.

Orion defines EBITDA as net income/loss before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes are one-time items or items whose timing or amount cannot be reasonably estimated. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with GAAP, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, of which provisions the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” ”expects,” “may,” ”will,” ”could,” ”should,” ”seeks,” ”approximately,” ”intends,” “plans,” ”estimates,” or ”anticipates,” or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, guidance, outlook, assumptions, or goals. In particular, statements regarding our pipeline of opportunities, achievement of strategic priorities, position for growth, financial guidance and future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning financial guidance or future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt or maintain compliance with debt covenants, and including any estimates, guidance, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward-looking statements also include project award announcements, estimated project start dates, ramp-up of contract activity and contract options, which may or may not be awarded in the future. Forward-looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. Considering these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise, except as required by law.

Please refer to the Company's 2024 Annual Report on Form 10-K, filed on March 5, 2025 which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, and filings and press releases subsequent to such Annual Report on Form 10-K for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contact:

Margaret Boyce

346-278-3762

mboyce@orn.net

Source: Orion Group Holdings, Inc.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Contract revenues	$233,223	$216,880	$852,260	$796,394
Costs of contract revenues	206,173	186,603	746,646	705,234
Gross profit	27,050	30,277	105,614	91,160
Selling, general and administrative expenses	23,093	21,557	93,471	82,537
Gain on disposal of assets, net	(1,068)	(912)	(2,468)	(2,898)
Operating income	5,025	9,632	14,611	11,521
Other (expense) income:
Interest expense	(1,490)	(3,045)	(8,863)	(13,381)
Loss on extinguishment of debt	(3,777)	—	(3,777)	—
Other income	175	168	936	564
Other expense, net	(5,092)	(2,877)	(11,704)	(12,817)
Income (loss) before income taxes	(67)	6,755	2,907	(1,296)
Income tax expense	173	1	419	348
Net (loss) income	$(240)	$6,754	$2,488	$(1,644)

Basic (loss) income per share	$(0.01)	$0.17	$0.06	$(0.05)
Diluted (loss) income per share	$(0.01)	$0.17	$0.06	$(0.05)
Shares used to compute (loss) income per share
Basic	39,901,141	38,930,587	39,627,400	34,783,256
Diluted	39,901,141	38,943,811	39,639,250	34,783,256

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net loss (income)	$(240)	$6,754	$2,488	$(1,644)
Adjusting items and the tax effects:
Non-cash share-based compensation	1,432	1,079	5,450	4,009
ERP implementation	236	488	1,367	2,129
Severance	12	19	620	104
Process improvement initiatives	—	589	138	982
Acquisition and integration	494	—	494	—
Loss on extinguishment of debt	3,777	—	3,777	—
Tax rate of 23% applied to adjusting items(1)	(1,369)	(501)	(2,725)	(1,662)
Reversal of the impact of valuation allowances	(987)	(2,069)	(1,854)	1,275
Adjusted net income	$3,355	$6,359	$9,755	$5,193
Adjusted EPS	$0.08	$0.16	$0.25	$0.15

(1)	Items are taxed discretely using the Company's blended tax rate.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net (loss) income	$(240)	$6,754	$2,488	$(1,644)
Income tax expense	173	1	419	348
Interest expense, net	1,342	2,935	8,223	13,174
Depreciation and amortization	5,736	5,207	22,262	22,765
EBITDA(1)	7,011	14,897	33,392	34,643
Non-cash share-based compensation	1,432	1,079	5,450	4,009
ERP implementation	236	488	1,367	2,129
Severance	12	19	620	104
Process improvement initiatives	—	589	138	982
Acquisition and integration	494	—	494	—
Loss on extinguishment of debt	3,777	—	3,777	—
Adjusted EBITDA(2)	$12,962	$17,072	$45,238	$41,867
Adjusted EBITDA margin(2)	5.6%	7.9%	5.3%	5.3%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.
(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for non-cash share-based compensation, ERP implementation, severance, process improvement initiatives, acquisition and integration and loss on extinguishment of debt. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three Months Ended		Three Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Contract revenues	$139,422	$143,959	$93,801	$72,921

Operating income (loss)	$7,869	$7,165	$(2,844)	$2,467
Loss on extinguishment of debt	(2,415)	—	(1,362)	—
Other income	26	25	1	33
Depreciation and amortization	4,998	4,288	738	919
EBITDA(1)	10,478	11,478	(3,467)	3,419
Non-cash share-based compensation	1,251	976	181	103
ERP implementation	133	325	103	163
Severance	12	19	—	—
Process improvement initiatives	—	387	—	202
Acquisition and integration	494	—	—	—
Loss on extinguishment of debt	2,415	—	1,362	—
Adjusted EBITDA(2)	$14,783	$13,185	$(1,821)	$3,887
Adjusted EBITDA margin(2)	10.6%	9.2%	(1.9)%	5.3%

	Marine		Concrete
	Year Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Contract revenues	$544,831	$521,250	$307,429	$275,144

Operating income (loss)	$29,862	$2,318	$(15,251)	$9,203
Loss on extinguishment of debt	(2,415)	—	(1,362)	—
Other income	282	242	14	115
Depreciation and amortization	18,983	18,693	3,279	4,072
EBITDA(1)	46,712	21,253	(13,320)	13,390
Non-cash share-based compensation	4,866	3,711	584	298
ERP implementation	874	1,393	493	736
Severance	603	104	17	—
Process improvement initiatives	93	643	45	339
Acquisition and integration	494	—	—	—
Loss on extinguishment of debt	2,415	—	1,362	—
Adjusted EBITDA(2)	$56,057	$27,104	$(10,819)	$14,763
Adjusted EBITDA margin(2)	10.3%	5.2%	(3.5)%	5.4%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.
(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for non-cash share-based compensation, ERP implementation, severance, process improvement initiatives, acquisition and integration and loss on extinguishment of debt. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities
Net income (loss)	$2,488	$(1,644)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	13,680	15,545
Amortization of ROU operating leases	8,259	9,960
Amortization of ROU finance leases	8,582	7,220
Write-off of debt issuance costs upon debt modification
Loss on extinguishment of debt	3,777	—
Amortization of deferred debt issuance costs	1,176	2,015
Deferred income taxes	52	(27)
Share-based compensation	5,450	4,009
Gain on disposal of assets, net	(2,468)	(2,898)
Allowance for credit losses	2,906	194
Change in operating assets and liabilities:
Accounts receivable	(86,315)	1,892
Income tax receivable	227	143
Inventory	787	(554)
Prepaid expenses and other	(3,724)	41
Contract assets	53,324	(2,885)
Accounts payable	11,085	16,018
Accrued liabilities	8,099	(10,920)
Operating lease liabilities	(7,272)	(8,662)
Landlord lease inventive received	6,530	—
Income tax payable	(310)	(63)
Contract liabilities	1,733	(16,708)
Net cash provided by operating activities	28,066	12,676
Cash flows from investing activities:
Proceeds from sale of property and equipment	25,159	2,609
Purchase of property and equipment	(38,862)	(14,091)
Net cash used in investing activities	(13,703)	(11,482)
Cash flows from financing activities:
Borrowings on credit facilities	185,468	72,589
Payments on credit facilities	(185,468)	(73,067)
Payments made on term loan	(23,000)	(15,000)
Payment of make-whole on debt extinguishment	(1,056)	—
Proceeds from deemed financing obligation	4,456	—
Principal payments on deemed financing obligation	(8,157)	(5,855)
Loan costs related to credit facilities	(1,643)	(393)
Payments of finance lease liabilities	(10,409)	(8,929)
Proceeds from issuance of common stock	—	26,421
Employee stock plans, net activity	415	418
Net cash used in financing activities	(39,394)	(3,816)
Net change in cash, cash equivalents and restricted cash	(25,031)	(2,622)
Cash, cash equivalents and restricted cash at beginning of period	28,316	30,938
Cash, cash equivalents and restricted cash at end of period	$3,285	$28,316

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Information)

	December 31,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,588	$28,316
Restricted cash	1,697	—
Accounts receivable:
Trade, net of allowance for credit losses of $3,461 and $555, respectively	175,695	106,304
Retainage	49,194	35,633
Income taxes receivable	256	483
Other current	3,531	3,127
Inventory	2,432	1,974
Contract assets	31,083	84,407
Prepaid expenses and other	12,686	9,084
Total current assets	278,162	269,328
Property and equipment, net of accumulated depreciation	88,210	86,098
Operating lease right-of-use assets, net of accumulated amortization	20,397	27,101
Financing lease right-of-use assets, net of accumulated amortization	18,360	25,806
Inventory, non-current	6,395	7,640
Deferred income tax asset	17	17
Other non-current	3,111	1,327
Total assets	$414,652	$417,317
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of debt issuance costs	$1,789	$426
Accounts payable:
Trade	107,433	97,139
Retainage	1,699	1,310
Accrued liabilities	31,750	26,294
Income taxes payable	197	507
Contract liabilities	49,104	47,371
Current portion of operating lease liabilities	4,418	7,546
Current portion of financing lease liabilities	7,517	10,580
Total current liabilities	203,907	191,173
Long-term debt, net of debt issuance costs	6,085	22,751
Operating lease liabilities	24,695	20,837
Financing lease liabilities	5,878	11,346
Other long-term liabilities	14,975	20,503
Deferred income tax liability	80	28
Total liabilities	255,620	266,638
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 40,612,139 and 39,681,597 issued; 39,900,908 and 38,970,366 outstanding at December 31, 2025 and December 31, 2024, respectively	406	397
Treasury stock, 711,231 shares, at cost, as of December 31, 2025 and December 31, 2024, respectively	(6,540)	(6,540)
Additional paid-in capital	226,369	220,513
Retained Loss	(61,203)	(63,691)
Total stockholders’ equity	159,032	150,679
Total liabilities and stockholders’ equity	$414,652	$417,317

Orion Group Holdings, Inc. and Subsidiaries

Guidance – Adjusted EBITDA Reconciliation

(In Thousands)

(Unaudited)

	Year Ending
	December 31, 2026
	Low Estimate	High Estimate
Net income	$11,500	$15,300
Income tax expense	400	600
Interest expense, net	7,700	7,700
Depreciation and amortization	25,400	25,400
EBITDA(1)	45,000	49,000
Non-cash share-based compensation	7,200	7,200
ERP implementation	1,800	1,800
Acquisition and integration costs(2)	—	—
Adjusted EBITDA(3)	$54,000	$58,000

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.
(2)	Amounts related to acquisition and integration costs are not yet available because the purchase accounting for the acquisition is still in process. Accordingly, these amounts have not been included in this reconciliation and will be reflected in a future period once the purchase accounting is finalized.
(3)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for share-based compensation, ERP implementation, acquisition and integration and amortization of purchased intangibles.

Orion Group Holdings, Inc. and Subsidiaries

Guidance – Adjusted EPS Reconciliation

(In Thousands except per share information)

(Unaudited)

	Year Ending
	December 31, 2026
	Low Estimate	High Estimate
Net income	$11,500	$15,300
Adjusting items and the tax effects:
Non-cash share-based compensation	7,200	7,200
ERP implementation	1,800	1,800
Acquisition and integration costs(1)	—	—
Amortization of purchased intangibles(1)	—	—
Tax rate of 23% applied to adjusting items(2)	(2,100)	(2,100)
Reversal of the impact of valuation allowances	(3,700)	(5,000)
Adjusted net income(3)	$14,700	$17,200
Adjusted EPS(3)	$0.36	$0.42

(1)	Amounts related to acquisition and integration costs and amortization of purchased intangibles are not yet available because the purchase accounting for the acquisition is still in process. Accordingly, these amounts have not been included in this reconciliation and will be reflected in a future period once the purchase accounting is finalized.
(2)	Items are taxed discretely using the Company's blended tax rate.
(3)	Adjusted net income and Adjusted EPS are non-GAAP measures that represent net income adjusted for share-based compensation, ERP implementation, severance and process improvement initiatives.

Orion Group Holdings, Inc. and Subsidiaries

Free Cash Flow Reconciliation

(In Thousands)

(Unaudited)

Year Ended December 31,
2025
Net cash provided by operating activities	$28,066
Cash flows from investing activities:
Proceeds from sale of property and equipment	25,159
Purchase of property and equipment	(38,862)
Free cash flow	$14,363